As filed with the Securities and Exchange Commission on            , 2005

Registration No. 333-

CONFORMED COPY

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MICROMEM TECHNOLOGIES INC.

(Exact name of Registrant as specified in its Charter)

Ontario, Canada (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)

777 Bay Street, Suite 1910
Toronto, Ontario
M5G 2E4, Canada
(416) 364-6513
(Address and telephone number of Principal Executive Offices)

Scott A. Ziegler, Esq.
Ziegler, Ziegler & Associates LLP
570 Lexington Avenue, 44th Floor
New York, New York 10022
(212) 319-7600
(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Please send copies of all communications to:

Scott A. Ziegler, Esq.
Ziegler, Ziegler & Associates LLP
570 Lexington Avenue, 44th Floor
New York, New York 10022

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this Registration Statement.

If only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate price per unit(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common shares without par value	2,342,334	$0.68	$1,592,787	$187
Common shares without par value issuable upon exercise of warrants	5,484,668	$0.68	$3,729,574	$439

(1)             Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, based on the average of the high and low sales prices of the registrant’s Common Shares on the Over-the-Counter Bulletin Board on June 21, 2005.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Subject to Completion dated June 24, 2005.

[MICROMEM LOGO]

7,827,002 Common Shares

MICROMEM TECHNOLOGIES INC.

From time to time, the selling shareholders named in this prospectus may offer an aggregate of 7,827,002 common shares, no par value each, of Micromem Technologies Inc. Of the common shares offered hereby, 2,342,334 common shares are issued and outstanding, and 5,484,668 common shares are issuable upon exercise of warrants that were issued to the selling shareholders listed herein. The selling shareholders are identified in the table commencing on page 25. We are registering the common shares for disposition by the selling shareholders pursuant to a contractual commitment to them. The registration of the common shares does not necessarily mean that the selling shareholders or their transferees will offer or sell their common shares. We will not receive any of the proceeds from the sale of common shares by the selling shareholders and will bear all expenses in connection with the preparation of this prospectus provided, however, that the selling shareholders shall bear their own underwriting discounts and commissions, selling or placement agent or broker fees and commissions and transfer taxes, if any, in connection with the sale of the common shares. If the warrants are exercised in full, we would receive proceeds of $3,505,000. We will use the proceeds from any exercise of warrants for general working capital purposes consistent with our business strategy. The warrants themselves are not being offered by this prospectus.

Our common shares are traded on the Over-the-Counter Bulletin Board, the principal trading market for our securities, under the symbol “MMTIF.OB”. On June 23, 2005, the closing sale price for our common shares on the Over-the-Counter Bulletin Board was US$0.70 per share.

The shares beneficially owned by the selling shareholders may be offered for sale from time to time by the selling shareholders directly or in brokerage transactions at fixed prices, at prevailing market prices, at varying prices determined at the time of sale or at negotiated prices. No representation is made that any shares will or will not be offered for sale. We will not receive any proceeds from the sale by the selling shareholders of their shares.

We have agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

SEE “RISK FACTORS” BEGINNING ON PAGE 5 TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING THE SHARES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell the shares offered hereby until the registration statement filed with the Securities and Exchange Commission has been declared effective. This prospectus is not an offer to sell these securities nor is it a solicitation of an offer to buy these securities in any state where the offer and sale is not permitted.

Micromem Technologies Inc.
777 Bay Street, Suite 1910
Toronto, Ontario
M5G 2E4, Canada
(416) 364-6513

The date of this prospectus is [            ], 2005

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission (or the SEC) using a “shelf” registration process. Under this process, the selling shareholders listed in the table commencing on page 25 may, from time to time, sell the offered securities described in this prospectus in one or more offerings, up to a total of 7,827,002 common shares.

This prospectus does not contain all of the information included in the registration statement and the exhibits thereto. This prospectus includes statements that summarize the contents of contracts and other documents that are filed as exhibits to the registration statement. These statements do not necessarily describe the full contents of such documents, and each such statement made in this prospectus or any prospectus supplement concerning any such documents filed as exhibits to the registration statement is qualified in its entirety by reference to that exhibit. You should refer to those documents for a complete description of these matters. It is important for you to read and consider all of the information contained in this prospectus and any applicable prospectus supplement before making a decision whether to invest in our common shares. You should also read and consider the information contained in the documents that we have incorporated by reference as described below under the headings “Incorporation By Reference” and “Where You Can Find More Information” in this prospectus.

You should rely only on the information provided in this prospectus and any applicable prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional, different or inconsistent information, you should not rely on it. We are not offering to sell or soliciting offers to buy, and will not sell, any securities in any jurisdiction where it is unlawful. You should assume that the information contained in this prospectus or in any prospectus supplement, as well as information contained in a document that we have previously filed or in the future will file with the SEC and incorporate by reference in this prospectus or any prospectus supplement, is accurate only as of the date of this prospectus, the applicable prospectus supplement or the document containing that information, as the case may be. Our financial condition, results of operations, cash flows or business may have changed since that date.

In this prospectus, “Micromem,” “Company,” “we,” “us” and “our” refer to Micromem Technologies Inc. and its consolidated subsidiaries. References to “U.S. dollars,” “US$” or “$” are to the lawful currency of the United States and references to “Canadian dollars” or “CDN$” are to the lawful currency of Canada.

PROSPECTUS SUMMARY

This prospectus summary highlights selected information contained elsewhere in this prospectus and the documents incorporated by reference. You should read the following summary together with the more detailed information regarding our Company and the shares being sold in this offering, which information appears elsewhere in this prospectus and in selected portions of our Annual Report on Form 20-F for the year ended October 31, 2004, and other documents filed with the SEC that we have incorporated by reference into this prospectus.

Our Business

Our Business

Micromem is in the business of research and development of magnetic based random access memory. We have conducted ongoing internal research efforts for over five years, and we are continuing with beginning stage development of our memory system. We intend to sell or license our technology for use in a variety of markets. We initially plan to enter the market for applications in radio frequency identification

(RFID). RFID involves the use of a radio transmitter to read data stored in a transponder (known as a “tag”) containing a computer chip.

RFID is an estimated $23 billion global market. It is estimated that 60% of that market consists of performance applications such as inventory control for pharmaceutical products, automotive diagnostics and medical devices. We believe our technology is suitable for performance applications being used at this time, as it has superior material characteristics and the system design indicates, at a preliminary level, that it would function with higher efficiency than memory currently used in RFID. In general performance applications will withstand a cost premium in exchange for relatively superior system performance. Although cost is not preliminarily indicated as an inhibitive factor moving forward in that market, we do not estimate having a cost driven memory system in place for the first round of market penetration. Cost driven applications in the RFID industry would include cost sensitive applications such as retail tagging, which need high volumes of low cost tags as a priority over superior performance.

We envision pursuing our strategy for the RFID industry in the following way:

1)              We will continue our internal research and development, seeking to form partnerships with industrial entities at the appropriate stages, to be determined by us based on progress in research and development and intellectual property protection.

2)              We will seek to co-develop our memory technology for an application in a specific field of use. An example of this would be a partnership between us and an RFID tag manufacture in which we would, upon completing a developed memory array, co-develop a proprietary memory-RFID unit. This new unit could be sold for use in a specific area of the RFID market, such as automotive diagnostics.

3)              We would seek multiple opportunities to commercialize our technology through partnering with a variety of industrial entities and attacking various market applications within the RFID industry.

4)              Concurrent with our partnering strategy, we plan to continue ongoing research and development efforts with initiatives addressing topics such as cost and higher density memory systems.

Micromem’s primary research and development facility and staff at the present time are at the University of Toronto, through a collaborative research arrangement with the laboratory of Professor Harry Ruda.

Technology

The various characteristics of our technology can be better understood by describing the three basic types of memory used by present day computers, Random Access Memory (RAM), Read Only Memory (ROM), and secondary storage devices such as floppy and hard disks. The three types of memory are described below:

Random Access Memory (RAM) is memory that can be both read and written randomly, which means that its storage locations can be accessed in any order. Thus a computer using RAM can find and go directly to the selected location rather than performing a sequential search. Semiconductor RAM is usually the primary memory associated with the computer’s central processing unit (CPU), the computational unit of the computer responsible for interpreting and executing instructions. However, RAM is volatile which means that all stored information vanishes once the power supply is removed and must be restored from a secondary storage device each time the power is resumed.

Two typical examples of RAM are Dynamic Random Access Memory and Static Random Access Memory. Dynamic Random Access Memory (DRAM) uses integrated circuits containing capacitors to achieve significant storage capacity and speed. DRAM can be written and read in the speed range of less than 100 nanoseconds. DRAM has a major drawback in that its capacitors lose their charge over time and therefore information contained in DRAM must be continually refreshed. Basically, this means that on average DRAM must stop operations every 16-30 milliseconds and restore all of the data it contains or the data will disappear. During this refresh time, the processor has no access to the information being refreshed. Static Random Access Memory (SRAM) differs from DRAM in that it stores information in a logic circuit referred to as a flip-flop, rather than in a capacitor. SRAM memory does not need to be refreshed while the power is on, but also loses its information once the power is turned off.

Read Only Memory (ROM), like RAM, can be read randomly, but cannot be written randomly. Unlike RAM, however, it is non-volatile and therefore does not lose its information when a computer’s power is cut off. ROM is typically employed to store vital program information required during the first moments after a computer is powered on. It may be used for such purposes as forcing system test routines, directing the processor to input/output devices or for controlling access to certain computer subsystems such as hard drives. EPROMs (erasable programmable read-only memory) and EEPROMs (electrically erasable read-only memory) are read only memories that can be erased and rewritten, but must be written “en masse,” rather than at the individual word level. “Flash” memory is a form of EEPROM that is widely used today in such devices as cell phones, modems and personal digital assistants. The drawbacks to Flash memory are that write times are slower, the number of read/write cycles are limited and the requirement for significantly higher power than DRAM to store data.

Secondary Storage Devices include Floppy Disks and Hard disks. Floppy disks are light and portable and are written and read by a motor driven mechanical drive. They normally have a storage capacity in the low megabyte range. Hard disks far exceed floppy disks in storage capacity and have become the standard for mass storage of data to be written and read by the processor. Both floppy disks and hard disks are non-volatile and can be both written and read. However, since they are serial (as opposed to parallel) devices, they are considerably slower than RAM.

Micromem develops magnetic based memory systems for RAM (MRAM). MRAM is a new form of memory system that we believe will ultimately replace all other memory types discussed above; SRAM, DRAM, EEPROM and flash memory because it combines non-volatility and random access capability. Thus MRAM is often referred to as a universal memory. Micromem’s MRAM is aimed at low density applications such as RFID. In contrast high density applications would include hard disk storage and even secondary storage devices as discussed above. Micromem is developing an array of 128 bits. This amount of memory is quite suitable for, and competitive in, the RFID industry. We believe that significant opportunities exist in the low density sector. Recently an independent market report identified Micromem as the only company known to the authors of the report to be developing non-volatile low-density memory for RFID applications. Our strategy is to focus our efforts in this area in order to establish a favorable competitive position.

Micromem’s technology combines the use of ferromagnetic semi-conducting materials with a sensor. When the magnetization of the magnetic material changes direction, the sensor senses the change in direction and records a “0” or “1”. In this fashion, a bit is created that is non-volatile and based on magnetic properties.

Patent Rights

We believe that protection of our intellectual property is important to our ability to generate revenues from our technologies in the future. We have both issued patents and pending patent applications.

To further protect our intellectual property and trade secrets we also enter into confidentiality and other agreements with third parties and our employees. We intend to continue to actively pursue the protection of our intellectual property. Management will determine from time to time the jurisdictions where protection will be sought, which determination will be based on a number of factors including: the state of development of our technology, the importance of a particular market for our technology, the costs of pursuing patent protection in a jurisdiction; and our financial position.

Our patent portfolio comprises thirteen issued patents and three patent applications in the U.S. covering the magnetic memory designs that constitute our core technology. These designs form the basis for the current development work being performed in collaboration with the University of Toronto. Our rights to these patents and patent applications are shared with Estancia Limited, an entity from which we purchased such patent rights pursuant to an Asset Purchase Agreement dated as of December 10, 2000. However, under the terms of the Asset Purchase Agreement we have been required to convey back to Estancia a 40% undivided interest in the patents and patent applications, and we have retained a 60% interest therein. We also conveyed to Estancia a right to participate in gross profits and royalties from the license or sale of such patents and patent applications. This participation right requires us to pay to Estancia 32% of (i) the gross profit, less expenses to be agreed by the parties, for each license of the patents or patent applications sold or otherwise transferred by us and (ii) all royalties received by us as a result of the license or sale of the patents or patent applications, less reasonable expenses directly related to the obtaining of such royalties.

In addition to our core patents, we have filed two U.S. provisional patent applications covering new technologies developed pursuant to research collaborations with the University of Toronto, which were partially funded by certain Ontario based government granting agencies. The University and its personnel have ownership of these technologies and, accordingly, the provisional applications have been filed on their behalf. We have the right to obtain an exclusive, world-wide and perpetual sub-license to use these technologies and any patent rights therein.

RISK FACTORS

You should carefully consider the risks and the information about our business described below, together with all of the other information included in this prospectus, before buying common shares in this offering. You should not interpret the order in which these considerations are presented as an indication of their relative importance to you.

We have a history of losses, and we may continue to generate losses in the foreseeable future.

To date we have been solely a development company. We have not been profitable in any of the last three fiscal years. For the fiscal years ended October 31, 2004, 2003 and 2002, we reported losses of approximately $944,000, $1,450,000 and $12,733,000 respectively. Our loss for the quarter ended January 31, 2005 was $453,523 based on unaudited results. Unless and until we are able to successfully complete the development of our technology and develop markets for the commercialization of such technology, we may not be able to generate revenues in future periods and we may not be able to attain profitability.

The development of non-volatile rapid access memory products is a capital intensive business. Therefore, we expect to incur expenses without corresponding revenues at least until we are able to license our technology to third parties. This may result in net operating losses, which will increase continuously until we can generate an acceptable level of revenues, which we may never attain. Further, even if we do achieve operating revenues, there can be no assurance that such revenues will be sufficient to fund continuing operations. Therefore we cannot predict whether we will ever be able to achieve profitability.

The likelihood of success of our business plan must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with developing and expanding early stage businesses and the competitive environment in which we operate.

We may not be able to continue as a going concern.

There is substantial doubt about our ability to continue as a going concern because of the substantial losses we have incurred in developing our business and technologies. In addition, because we are still in the development stage, we will likely need to raise additional funds for the continuing development, testing and commercial exploitation of our technologies. The sources of these funds have not yet been identified and there can be no certainty that funding will be available when needed, on reasonable terms or at all. As such, the realization of the Company’s assets and discharge of its liabilities is subject to significant uncertainty.

Our ability to continue as a going concern is dependent upon completing the development of our technology for a particular application, achieving profitable operations, obtaining additional financing and successfully bringing our technologies to the market. The outcome of these matters cannot be predicted at this time. The consolidated financial statements have been prepared on a going concern basis and do not include any adjustments to the amounts and classifications of the assets and liabilities that might be necessary should we be unable to continue in business.

We currently have no operating revenue.

We have no revenues and there is no certainty that we will generate revenues in the near future. If we fail to enter into any license agreements we will have no revenues, and even if we enter into such agreements the amount of the revenues we receive will depend on the terms we are able to get from each licensee and the ability of each licensee to compete in its particular market.

We may have to issue additional equity leading to shareholder dilution.

In order to fund the further development of our technology we will likely need to raise additional financing which may result in the issuance of new equity or convertible equity or debt instruments. The issuance of common shares in connection with future financings would lead to dilution of the current shareholder base.

The sale of common shares issuable upon exercise of currently outstanding warrants and options could adversely affect our share price.

We currently have 2,342,334 Series A Warrants outstanding and 1,425,000 Series B Warrants outstanding. Additionally, for each Series A Warrant exercised, an additional Series B Warrant will be issued.

The common shares registered hereby include the common shares issuable upon exercise of 2,342,334 Series A Warrants issued in December of 2004 and in January through March of 2005, as well as the 2,342,334 common shares underlying the Series B Warrants which would be issuable on exercise of such Series A Warrants. The common shares registered hereby also include 800,000 common shares which would be issuable on exercise of an additional 800,000 Series B Warrants. With respect to the common shares issuable upon exercise of such Series A Warrants and the underlying Series B Warrants, (i) an aggregate of 1,028,334 of the Series A Warrants have an exercise price of $0.60 and expire in December 2005, with any Series B Warrants issuable on exercise of such Series A Warrants having an exercise price of $0.60 and expiring in December 2006; (ii) an aggregate of 14,000 of the Series A Warrants have an exercise price of $0.75 and expire in January 2006, with any Series B Warrants issuable upon the exercise of such Series A Warrants having an exercise price of $0.75 and expiring in January 2007; and (iii) an aggregate of 1,300,000 Series A Warrants have an exercise price of $0.65 and expire in January 2006, with any Series B Warrants issuable on exercise of such Series A Warrants having an exercise price of $0.65 and expiring in January 2007. To the extent the Series A Warrants described above are not exercised or otherwise lapse, the Series B Warrants issuable with respect thereto will not be issued. The remaining 800,000 Series B Warrants have an exercise price of $0.70 per share and expire in December 2006.

The Series B Warrants currently outstanding were issued in a number of transactions in 2003 and 2005. In August 2003, we completed unit private placements to two Canadian private investors pursuant to prospectus and registration exemptions set forth in applicable securities laws. Under the private placements, we received $162,500 as subscription proceeds for the sale and issued 2,031,250 units. Each unit consisted of one common share and one Series A Warrant. Each Series A Warrant entitled the holder thereof to purchase one common share and one Series B Warrant for $0.08 until expiry 12 months from the date of issue. Each Series B Warrant entitles the holder to purchase one additional common share for $0.08 until expiry 12 months from the date of issue. In August 2004 the investors exercised 2,031,250 Series A Warrants and we issued 2,031,250 common shares and 2,031,250 Series B Warrants in respect thereof, realizing proceeds of $162,500. In February 2005 the investors exercised 1,406,250 of their Series B Warrants and we issued 1,406,250 common shares in respect thereof, realizing proceeds of $112,500. The remaining 625,000 of these Series B Warrants that are currently outstanding will expire in August, 2005.

In June 2005 we issued an aggregate of 800,000 Series B Warrants to certain parties in consideration of ongoing services. Each of these Series B Warrants entitles the holder thereof to purchase one common share at an exercise price of $0.70 and expires 18 months from the date of issuance.

As of June 23, 2005, we also had outstanding an aggregate of 8,350,000 options to purchase Common Shares, all fully vested, of which 5,350,000 are exercisable at $0.30 per share, 100,000 are exercisable at $0.68 per share, 2,500,000 are exercisable at $0.72 per share, 300,000 are exercisable at $0.80 per share and 100,000 are exercisable at $0.91 per share.

Any future sales of the shares issuable upon exercise of our outstanding warrants and options would have a depressive effect on the market for our common shares, even if our business is doing well.

Our technology is under development

Our technology is currently under development and is therefore not yet proven to be commercially viable. We will need to perform substantial additional research, development, testing and validation before we will be able to procure revenue-generating licensing arrangements.

We will face intense competition when our technologies are developed to a point at which they may be sold and/or licensed. We will be required to introduce our technologies into a well developed market and compete with major corporations who manufacture, sell and license existing memory products. The market for memory technologies is dominated by major corporations who have established market segments for their memory technologies and products, and these competitors have significantly greater financial, personnel and other resources which are required to design, develop, manufacture, market, sell and license their products and technologies. Many of these major corporations have worldwide wafer manufacturing and integrated circuit production facilities.

The success of our technology will be determined in large part by the following factors, which we have not yet tested or measured: (i) the ability of manufacturers to incorporate our technology into existing manufacturing capabilities without significant retooling and material costs; (ii) price competitiveness; and (iii) availability and costs of raw materials. After completion of the development of our technology, our ability to compete successfully will depend on elements outside of our control, including the rate at which customers incorporate our technology into their products, the success of such customers in selling those products, the protection of our intellectual property, the number, nature and success of competitors and their product introductions, and general market and economic conditions. In addition, our success will depend on our ability to develop, introduce, and license or sell in a timely manner our technology or products incorporating our technology and to compete effectively on the basis of factors such as speed, density, die size and packaging.

We lack manufacturing capacity and will be dependent on third party manufacturers.

Our success will depend upon our ability to manufacture our technology in large quantities and at competitive prices. We have no in-house manufacturing capacity and do not anticipate developing such capacity. To the extent we are successful in completing the development of our technology we will likely be required to rely upon contract manufacturers to produce our products. We may not be able to enter into manufacturing arrangements on terms that are favorable to us. Moreover, there is no assurance that any future manufacturers will have the capability to manufacture our products in sufficient quantities to achieve profitability and within the quality, price, and technical standards required by our customers. In addition, because our technologies use semi-conducting materials other than silicon, there may be a limited number of contract manufacturers capable of producing our products since most are focusing on silicon-based manufacturing. If any future manufacturers should cease doing business with us or experience delays, shortages of supply or excessive demands on their capacity, we may not be able to obtain adequate quantities of product in a timely manner, or at all. Manufacturing new products involves integrating complex designs and processes, coordinating with suppliers for parts and components, and managing manufacturing capacities to accommodate forecasted demand. Failure to obtain sufficient quantities of parts and components, as well as other manufacturing delays or constraints, could adversely affect the timing of new product introductions. Any manufacturing problem or the loss of a contract manufacturer could be disruptive to our operations and result in lost sales.

Competitors are seeking to develop magnetic based memory technologies comparable to ours.

Magnetic Random Access Memory is a very crowded and competitive space. We understand that many other companies have intensive research and development efforts under way in connection with non-volatile random access memory (RAM). Much work is being done in the magnetic RAM space at companies such as NVE Corp., Cypress Semiconductor Corp., Freescale Semiconductor Inc., Phillips Electronics NV, Motorola Inc. and others. Other research and development efforts at International Business Machines Inc., Hewlett Packard Co. and Nantero Inc. are focused on non-magnetic based non-volatile RAM. While these companies may be considered our competitors, they focus on high density RAM applications such as hard drive storage, whereas our market entry point is aiming at low density applications such as RFID requiring 128 bits, as opposed to gigabytes of memory. The low density space is much less competitive because many companies developing MRAM technology have opted for the high risk high reward market sectors of hard disk storage. However we have evidence that suggests a high value proposition for the nearer-term opportunities represented by the low density market. The companies and institutions we believe are more direct competitors include Honeywell Inc., Naval Research Laboratories, Ramtron International Corp. and NVE Corp. Most of these companies have substantial resources at their disposal.

We may be materially affected by aggressive competition as the memory and data storage industry is highly competitive, and customers make their decisions based on a number of competitive factors, including the following:

• Functionality

• Technology

• Performance

• Reliability

• System scalability

• Price

• Quality

• Product availability

• Customer service

• Brand recognition

We must address each of these factors effectively in order to successfully compete. If we are unable to adapt our products and services to changes in these competitive factors, we may never gain market share or generate sufficient revenues.

We will be dependent upon the success of a limited range of products.

The range of products we intend to commercialize is currently limited to applications of non-volatile random access memory technologies. Reliance on a limited range of products could restrict our ability to respond to adverse business conditions. If we are not successful in developing this specific technology, or if there is not adequate demand for such technology or the market for such technology develops less rapidly than we anticipate, we may not have the capability to shift our resources to the development of alternative products. In such case our business would likely be at a significant disadvantage to other competitors in the field. As a result, the limited range of products we intend to develop could limit our revenues and profitability.

We may not realize income from the licensing of our technologies if our licensees fail to commercialize the products that incorporate these technologies.

In order to generate revenues from our MRAM technology, we will likely need to enter into licensing arrangements with third parties who can integrate our technology into products that will gain acceptance in the market. We have not yet entered into any licensing agreements, and there is no assurance that we will be able to do so on acceptable terms or at all. To the extent we are successful in licensing our technology, in general we will seek upfront payments plus ongoing royalties based on anticipated commercial sales of the products into which our technology is incorporated. Our ability to realize royalties will thus depend upon the successful manufacture and commercialization of such products, which will be primarily within the control of the licensee. There is no assurance that any eventual licensees’ products will be technologically viable, nor that such licensees will be successful in marketing and selling such products. In addition, licensees could decide to delay or discontinue the commercialization of products for financial or other business reasons. Even if our licensees succeed in developing products that incorporate our technology, in all likelihood a significant amount of research, development and testing will be required before such products can be introduced to market. Therefore we may not receive royalty income for a substantial period following the commencement of any licensing arrangements. If our licensees are unable to commercialize products on a timely basis, they may lose market share to competing or alternative technologies. Any failure by the companies to which we license our technologies to  successfully develop marketable products would have an adverse affect on our future royalty payments and financial condition.

Our supply of future products could be dependent upon relationships with key suppliers.

We will be reliant on third parties to supply the raw materials needed to manufacture our future products. Any reliance on suppliers may involve several risks, including a potential inability to obtain critical materials and reduced control over production costs, delivery schedules, reliability and quality. Any unanticipated disruption to future contract manufacture caused by problems at suppliers could delay shipment of products, increase our cost of goods sold and result in lost sales.

In order to commercialize our future products, we will need to establish a sales and marketing capability.

At present, we do not have any sales or marketing capability since our technology is currently in the development stage. However if we are successful in completing our development efforts, we will need to add marketing and sales personnel who have expertise in the computer technology business. We must also develop the necessary supporting distribution channels. Although we believe we can build the required infrastructure, we may not be successful in doing so if we cannot attract personnel or generate sufficient capital to fund these efforts. Failure to establish a sales force and distribution network would have a material adverse effect on our ability to grow our business.

We will need additional financing to operate our business.

Since there is no assurance that revenues will be realized in the near future, we will need additional financing to continue our research and development efforts, to meet our operating expenses and to successfully market our technology to potential licensees. There is no assurance that additional financing will be available in amounts sufficient to fully fund our operations, or at all, or that such financing, if available, will be available on terms satisfactory to us. If such additional financing is not available on a timely basis or in an amount or on terms satisfactory to us, we may be unable to complete the development of our technology or market our products.

We will be dependent on patents, proprietary rights and confidentiality.

Because of the significant time and expense involved in developing new technology, it is very important to obtain patent and trade secret protection for our technologies and products. Our ability to successfully implement our business plan will depend in large part on our ability to:

•       obtain and maintain patent protection for our current and future technologies and products, including any improvements to our technology that may be made from time to time by us or on our behalf;

•       preserve any trade secrets relating to our current and future technologies and products; and

•       operate without infringing the proprietary rights of third parties.

Certain aspects of our technology are patented or are subject to pending patent applications in the U.S. There is no assurance that any of the pending applications will be issued as patents or that any issued patent will not be determined to be invalid at a later date. We may in the future discover the existence of products that infringe upon patents that we own. Although we intend to protect our trade secrets and proprietary know-how through confidentiality agreements with our manufacturers, employees and consultants, we may not be able to prevent our competitors from breaching these agreements or independently developing or learning of our trade secrets. In addition, third parties may be able to obtain patents that prevent the sale of our current or future products or require us to obtain a license and pay significant fees or royalties in order to continue selling such products.

The rights to certain of our patented technologies are shared with a third party.

Our core technology includes a memory design with the magnetic bit aligned vertically to the substrate (which we refer to as our VEMRAM technology) and a memory design with the magnetic bit aligned horizontally to the substrate (which we refer to as our HEMRAM technology). We acquired ownership of certain patents and patent applications covering the VEMRAM and HEMRAM technologies, as well as certain related rights, pursuant to an Asset Purchase Agreement dated as of December 10, 2000 with Estancia Limited. However, under the terms of the Asset Purchase Agreement we have been required to convey back to Estancia a 40% undivided interest in the VEMRAM and HEMRAM patents, as well as the right to participate in gross profits and royalties from the license or sale of such patents. This participation right requires us to pay to Estancia 32% of (i) the gross profit, less expenses to be agreed by the parties, for each license of the patents sold or otherwise transferred by us and (ii) all royalties received by us as a result of the license or sale of the patents less reasonable expenses directly related to the obtaining of such royalties.

We will be reliant upon contractual rights to use certain technologies that are material to our business.

Certain technologies material to our business are being developed through collaborative arrangements with the University of Toronto. We have entered into a number of successive Research Collaboration Agreements with the University of Toronto under which research and development programs have been led by a University research team. We have provided funding, equipment and background technology to these projects. Certain Canadian governmental entities are also parties to these agreements and have provided additional funding. The University has ownership rights to all intellectual property developed under these programs. We have no ownership rights but have the right to obtain exclusive, world-wide and perpetual sub-licenses from the governmental participants to use such intellectual property; the governmental participants in turn have the right to obtain an exclusive, world-wide license to such technology directly from the University. To date, no formal license agreement has been executed between us and any governmental participant. We are currently negotiating a definitive license agreement directly with the University, which we expect will supersede the current Research Collaboration Agreements and our contractual rights thereunder. However there is no assurance that such license agreement with the University will be finalized on terms acceptable to us or at all. Under the current Research Collaboration Agreements, we have limited ability to control the filing and prosecution of patent applications with respect to intellectual property developed under the agreements. The governmental participant generally has the right to make patent filings, although we have the right to make such filings under certain circumstances if the governmental participant fails to do so. The Research Collaboration Agreements do not specify who has the authority to make decisions in connection with the prosecution of patent applications. In our current negotiations for a direct license agreement with the University, we are seeking to obtain the right to control the filing and prosecution of all patent applications; however there is no assurance that such provisions will ever be agreed.

Intellectual property claims against us, no matter how groundless, could cause our business to suffer.

We know of no challenge that has been made either against our technologies or against our rights therein, and we have no reason to believe that any such challenge might be made or that the grounds for any such challenge exist. Although we intend to make reasonable efforts to protect our current and any future intellectual property rights and to ensure that our proprietary technologies do not infringe the rights of other parties, we may not be able to ascertain the existence of all potentially conflicting claims. Therefore, there is a risk that third parties may make claims of infringement against our current or future products or technologies. If any intellectual property litigation were to be commenced against us, no matter how groundless, we would likely be required to incur significant expense, which would adversely affect further development, licensing and sales, and divert the efforts of our technical and management personnel. In the event of an adverse outcome, we could be subject to substantial damages and possible restrictions on the further development, licensing and use of our technology.

We anticipate that competitors may from time to time oppose our efforts to obtain patent protection for our technologies. Competitors may seek to challenge patent applications or existing patents to delay the approval process, even if the challenge has little or no merit. Patent challenges are generally highly technical, time consuming and expensive to pursue. Were we to be subject to one or more patent challenges, that effort could consume substantial time and resources, with no assurances of success, even when holding an issued patent.

We are dependent on key management and strategic alliances.

We are highly dependent upon the efforts of our executive officers, Salvatore Fuda who serves as our Chairman, Joseph Fuda who serves as our Chief Executive Officer, and Dr. Cynthia Kuper, our Chief Technology Officer. We currently have no employment agreements with any of our executive officers other than our Chief Technology Officer, who has entered into an employment agreement with a term expiring in January 2007. The loss of the services of one or more of our executive officers would disrupt our operations and would delay our development efforts while we worked to replace those employees. We do not maintain “key man” life insurance on any of our executive officers. As a result, if any of our key employees were to die or become unable to provide services for us, our operations would be disrupted and we would have no means of recovering any resulting losses.

In addition, we are materially dependent upon the contributions of Dr. Harry Ruda, a professor at the University of Toronto, and a number of researchers forming the team that he oversees. Dr. Ruda’s team has entered into research collaboration agreements with us and is a key development partner and technical advisor to the Company. If our relationship with Dr. Ruda’s team were to terminate or be significantly curtailed, our development efforts would be materially adversely affected.

Our future business will be dependent on our ability to recruit key technical personnel.

We currently have no technical personnel other than our Chief Technology Officer. However because of the specialized nature of our business, our future development efforts will be highly dependent upon our ability to attract and retain qualified scientific, engineering and other technical personnel. We expect to face significant competition for individuals who possess the skills required to design, develop, manufacture, and market our technologies. An inability to successfully attract, retain, and motivate these employees in the future could have an adverse effect on our future financial condition and results of operations. There is no assurance that we will obtain the qualified personnel necessary for the development of our business, particularly if we do not improve our financial position. The failure to recruit key technical personnel would be detrimental to our business.

We may be materially affected by rapid technological change and evolving industry standards.

Short product life cycles are inherent in high-technology industries due to rapid technological change and evolving industry standards. Our future financial condition and results of operations will depend on our ability to respond effectively to these changes. The development of new technologies or refinements of existing technologies might make the products we intend to commercialize technologically or economically obsolete. In addition, other types of alternative technologies may be developed with applications in the markets we seek to access. Furthermore, changes in data storage technology may require us to modify our technologies to meet unanticipated customer needs. We must also be able to adapt to potential changes in operating systems and other changes in industry standards. We cannot provide any assurance that we will be able to successfully develop, manufacture, and market innovative new products or adapt our current products to new technologies or new industry standards. In addition, customers may be reluctant to adopt new technologies and standards, or they may prefer competing technologies and standards. Because the technology market changes so rapidly it is difficult to predict the rate adoption of our ferromagnetic memory technology.

We may be materially affected by risks associated with new product development.

New product research and development is complex and requires the investigation and evaluation of multiple alternatives, as well as planning the design and manufacture of those alternatives selected for further development. Research and development efforts could be adversely affected by any of the following:

•       Hardware and software design flaws

•       Product development delays

•       Technology can fail for reasons not anticipated before commercialization

•       Changes in data storage technology

•       Changes in operating systems

•       Changes in industry standards

The price of our common shares may be volatile.

The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. In addition, the market prices of the securities of many technology companies have been especially volatile in the past, and this trend is expected to continue in the future. Our common shares may also be subject to volatility as a result of their limited trading market. Our common shares have historically had limited trading volume. During the twelve-month period from January 1, 2004 through December 31, 2004, the average daily trading volume for our common shares has been approximately 172,232 shares. Accordingly, there may not be sufficient liquidity in the market to accommodate significant increases in selling activity or the sale of a large block of securities. Additionally, our common shares trade on the Over-the-Counter Bulletin Board, and securities trading on this market are typically less liquid and trade with larger variations between the bid and ask price than securities listed on Nasdaq or a securities exchange. There can be no assurance that in the future we will be able to meet the listing requirements of, or achieve listing on, Nasdaq or any stock exchange. If the level of trading remains limited over the long term, this could result in continuing volatility and increase the risk that the market price of our common shares may be affected by factors such as:

•       the announcement of new products or technologies;

•       innovation by us or our current or future competitors;

•       developments or disputes concerning any future patent or proprietary rights;

•       interim failures or setbacks in technology development; and

•       period-to-period variations in our results of operations.

Our stock is subject to the penny stock regulations, which may discourage brokers from effecting transactions in the stock and adversely affect the stock’s market price and liquidity.

Our common shares constitute “penny stock” under applicable regulations of the Securities and Exchange Commission. Penny stock is defined as shares of stock that (a) are issued by a company that has less than $5,000,000 in net tangible assets and has been in business less than three years, by a company that has less than $2,000,000 in net tangible assets and has been in business for more than three years, or by a company that has average revenues of less than $6,000,000 for the last three years; (b) have a market price of less than $5 per share; and (c) are not quoted on Nasdaq or listed on a stock exchange. The penny stock regulations impose significant restrictions on brokers who sell penny stock to persons other than established customers and institutional accredited investors. Broker-dealers participating in sales of our stock will be subject to the so called “penny stock” regulations covered by Rule 15g-9 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under the rule, broker-dealers must furnish to all investors in penny stocks a risk disclosure document required by the rule, make a special suitability determination of the purchaser and have received the purchaser’s written agreement to the transaction prior to the sale. In order to approve a person’s account for a transaction in penny stock, the broker or dealer must (i) obtain information concerning the person’s financial situation, investment experience and investment objectives; (ii) reasonably determine, based on the information required by paragraph (i) that the transactions in penny stocks are suitable for the person and that the person has sufficient knowledge and experience in financial matters that the person reasonably may be expected to be capable of evaluating the risks of transactions in penny stock; and (iii) deliver to the person a written statement setting forth the basis on which the broker or dealer made the determination required by paragraph (ii) in this section, stating in a highlighted format that it is unlawful for the broker or dealer to effect a transaction in a penny stock unless the broker or dealer has received, prior to the transaction, a written agreement to the transaction from the person; and stating in a highlighted format immediately preceding the customer signature line that the broker or dealer is required to provide the person with the written statement and the person should not sign and return the written statement to the broker or dealer if it does not accurately reflect the person’s financial situation, investment experience and investment objectives, and obtain from the person a manually signed and dated copy of the written statement. Our common shares are subject to the penny stock regulations, which may discourage brokers from effecting transactions in the common shares. This would decrease market liquidity, adversely affect market price and make it difficult for you to use the common shares as collateral.

No foreseeable dividends.

We have never paid a dividend on our common shares and do not anticipate paying dividends in the foreseeable future.

The rights of our shareholders may differ from the rights typically afforded to shareholders of a U.S. corporation.

We are incorporated under the Business Corporations Act (Ontario) (“OBCA”). The rights of holders of our common shares are governed the laws of the Province of Ontario, including the OBCA, by the applicable laws of Canada, and by our Articles of Incorporation and all amendments thereto (collectively, our “Articles”) and our by-laws. These rights differ in certain respects from the rights of shareholders in typical U.S. corporations. The principal differences include without limitation the following:

Under the OBCA, we have a lien on any common share registered in the name of a shareholder or the shareholder’s legal representative for any debt owed by the shareholder to us. Under U.S. state law, corporations generally are not entitled to any such statutory liens in respect of debts owed by shareholders.

With regard to certain matters, we must obtain approval of our shareholders by way of at least 66 2/3% of the votes cast at a meeting of shareholders duly called for such purpose being cast in favor of the proposed matter. Such matters include without limitation: (a) the sale, lease or exchange of all or substantially all of our assets out of the ordinary course of our business; and (b) any amendments to our Articles including, but not limited to, amendments affecting our capital structure such as the creation of new classes of shares, changing any rights, privileges, restrictions or conditions in respect of our shares, or changing the number of issued or authorized shares, as well as amendments changing the minimum or maximum number of directors set forth in the Articles. Under U.S. state law, the sale, lease, exchange or other disposition of all or substantially all of the assets of a corporation generally requires approval by a majority of the outstanding shares, although in some cases approval by a higher percentage of the outstanding shares may be required. In addition, under U.S. state law the vote of a majority of the shares is generally sufficient to amend a company’s certificate of incorporation, including amendments affecting capital structure or the number of directors. Under certain circumstances the board of directors may also have the ability to change the number of directors under U.S. state law.

Pursuant to our by-laws, two persons present in person or represented by proxy and each entitled to vote thereat shall constitute a quorum for the transaction of business at any meeting of shareholders. Under U.S. state law, a quorum generally requires the presence in person or by proxy of a specified percentage of the shares entitled to vote at a meeting, and such percentage is generally not less than one-third of the number of shares entitled to vote.

Under rules of the Ontario Securities Commission, a meeting of shareholders must be called for consideration and approval of certain transactions between a corporation and any “related party” (as defined in such rules). A “related party” is defined to include, among other parties, directors and senior officers of a corporation, holders of more than 10% of the voting securities of a corporation, persons owning a block of securities that is otherwise sufficient to affect materially the control of the corporation, and other persons that manage or direct, to a substantial degree, the affairs or operations of the corporation. At such shareholders’ meeting, votes cast by any related party who holds common shares and has an interest in the transaction may not be counted for the purposes of determining whether the minimum number of required votes have been cast in favor of the transaction. Under U.S. state law, a transaction between a corporation and one or more of its officers or directors can generally be approved either by the shareholders or a by majority of the directors who do not have an interest in the transaction. Corporations that are listed on a U.S. securities exchange or are quoted on Nasdaq may also be required to have transactions with officers and directors and other related party transactions reviewed by an audit committee comprised of independent directors.

There is no limitation imposed by our articles or other charter documents on the right of a non-resident to hold or vote our common shares. However, the Investment Canada Act (the “Investment Act”), as amended by the World Trade Organization Agreement Implementation Act (the “WTOA Act”) generally prohibits implementation of a reviewable investment by an individual, government or agency thereof, corporation, partnership, trust or joint venture that is not a “Canadian,” as defined in the Investment Act, unless, after review, the minister responsible for the Investment Act is satisfied that the investment is likely to be a net benefit to Canada. An investment in our common shares by a non-Canadian would be reviewable under the Investment Act if it were an investment to acquire direct control of Micromem, and the value of our assets were CDN$5.0 million or more. However, an investment in our shares by a national of a country (other than Canada) that is a member of the World Trade Organization or has a right of permanent residence in such a country (or by a corporation or other entity that is a “WTO Investor-controlled entity” pursuant to detailed rules set out in the Investment Act) would be reviewable at a higher threshold of CDN$223 million in assets, except for certain economic sectors with respect to which the lower threshold would apply. A non-Canadian, whether a national of a WTO member or otherwise, would acquire control of Micromem for purposes of the Investment Act if he or she acquired a majority of our common shares. The acquisition of less than a majority, but at least one-third of our common shares, would also be presumed to be an acquisition of control of Micromem, unless it could be established that Micromem was not controlled in fact by the acquirer through the ownership of voting shares. The United States is a WTO Member for purposes of the Investment Act. Certain transactions involving our common shares would be exempt from the Investment Act, including: (a) an acquisition of our common shares if the acquisition were made in connection with the person’s business as a trader or dealer in securities; (b) an acquisition of control of Micromem in connection with the realization of a security interest granted for a loan or other financial assistance and not for any purpose related to the provisions of the Investment Act; and (c) an acquisition of control of Micromem by reason of an amalgamation, merger, consolidation or corporate reorganization, following which the ultimate direct or indirect control of Micromem, through the ownership of voting interests, remains unchanged. Under U.S. law, except in limited circumstances, restrictions generally are not imposed on the ability of non-residents to hold a controlling interests in a U.S. corporation.

U.S. shareholders may not be able to enforce civil liabilities against us.

Micromem is incorporated under the laws of the Province of Ontario. Additionally, a number of our directors and executive officers are non-residents of the U.S., and all or a substantial portion of the assets of such persons are located outside the U.S. As a result, should any investor commence an action in the U.S. against Micromem or its directors or executive officers, Micromem or its directors or officers, as the case may be, may be able to insist that any action against them take place in the jurisdiction of the Province of Ontario. In addition, if an investor were to obtain a U.S. judgment against Micromem or its directors or executive officers, there is doubt as to the enforceability of such U.S. judgment in Canada.

Foreign currency fluctuations may affect our future financial results or cause us to incur losses.

Because we have historically raised funding in U.S. dollars and our costs are denominated in Canadian dollars, we are subject to foreign exchange risks. A decrease in the value of the U.S. dollar relative to the Canadian dollar could affect our costs and potential profitability. Additionally, since our strategy involves the licensing of our technology to the U.S. market, we anticipate that a significant portion of our future revenues will be denominated in U.S. dollars, whereas the majority of our expenditures will continue to be denominated in Canadian dollars. Therefore changes in the relation of the U.S. dollar to the Canadian dollar may affect our future revenues and operating margins, and the results reported in our financial statements will be potentially subject to the impact of such fluctuations. We do not currently engage in currency hedging activities in order to restrict the risk of exchange rate fluctuations.

Holders of our Common Shares who are U.S. residents may face adverse tax consequences.

There is a risk that we will be classified as a passive foreign investment company, or PFIC. Our treatment as a PFIC could result in a reduction in the after-tax return to the holders of our common shares and would likely cause a reduction in the value of such shares. For U.S. federal income tax purposes, we will be classified as a PFIC for any taxable year in which (i) 75% or more of our gross income is passive income or (ii) at least 50% of the average value of all of our assets for the taxable year produce or are held for the production of passive income. For this purpose, passive income includes dividends, interest, royalties, rents, annuities and the excess of gains over losses from the disposition of assets which produce passive income. As a result of our current cash position, there is a risk under the asset test described above that we may be classified as a PFIC. In addition, to the extent we may receive royalty income in the future, there is a risk that we would be classified as a PFIC under the income test described above. If we were determined to be a PFIC for U.S. federal income tax purposes, highly complex rules would apply to U.S. holders owning common shares. Accordingly, you are urged to consult your tax advisors regarding the application of such rules. However, because the determination of whether we are a PFIC is based upon the composition of our income and assets from time to time, this determination cannot be made with certainty until the end of the calendar year.

Our auditors have identified significant deficiencies in our internal accounting controls.

We operate as a development stage company and have historically had only limited accounting personnel and resources with which to address our internal control procedures. In connection with the audit of our financial statements as of and for the year ended October 31, 2004, our auditors identified in a letter to our Audit Committee significant deficiencies in our internal accounting controls. They concluded that the significant deficiencies, in aggregate, constitute material weaknesses under standards established by the Public Company Accounting Oversight Board. Significant deficiencies noted included accounts were not analyzed or reconciled on a timely basis and there was limited evidence of review by an individual with direct oversight of the process. Our auditors also noted that: (i) we lacked certain formalized accounting policies and procedures, including written procedures for the monthly, quarterly, and annual “closing” of our financial books and records, (ii) staff were not subject to sufficient review and supervision, and (iii) security practices over information technology are not sufficiently robust. Following our receipt of this report, we consulted with our Audit Committee and have determined to commence taking remedial measures to address these deficiencies. These measures will include hiring additional staff, and establishing monthly, quarterly, and annual closing procedures on a going forward basis. Our management intends to take the measures required to remedy the material weaknesses and reportable conditions in our internal controls. These control deficiencies are not expected to have any future material impact on our financial statements. If, however, we fail to continue to adequately staff our accounting and finance function and maintain adequate internal controls, we may not be able to meet the demands that are placed upon us as a public company, including the requirements of the Sarbanes-Oxley Act of 2002, and our business would accordingly face repercussions.

FORWARD LOOKING STATEMENTS

This prospectus includes forward-looking statements. These forward-looking statements are based on current expectations, estimates and projections about our business and the industry in which we operate, management’s beliefs, and assumptions made by management. In addition, we may make forward-looking statements in future filings with the SEC and in written material, press releases and oral statements issued by or on behalf of us. Words such as “may,” “will,” “should,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks” and “estimates,” variations on such words and similar expressions and the negatives thereof are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions which are difficult to predict. Actual results could differ materially from those expressed or forecasted in these forward-looking statements as a result of various factors, including those described in the “Risk Factors” section beginning on page 5. This list of factors is not exclusive and other risks and uncertainties may cause actual results to differ materially from those in forward-looking statements.

All forward-looking statements in this prospectus are based on information available to us on the date hereof. We may not be required to publicly update or revise any forward-looking statements that may be made by us or on our behalf, in this prospectus or otherwise, whether as a result of new information, future events or other reasons. Because of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus might not transpire.

PRESENTATION OF FINANCIAL INFORMATION

Our financial statements are all expressed in United States dollars. Assets and liabilities denominated in Canadian dollars or other foreign currencies dollars have been converted into United States dollars at the Noon Buying Rate in New York City for cable transfers in pounds sterling as certified for customs purposes by the Federal Reserve Bank of New York on the date of the applicable financial statement. Transactions that were conducted in Canadian dollars or other foreign currencies have been converted into United States dollars using the average monthly rate of exchange which rates approximates the rate of exchange prevailing at the date of such transactions. Unless otherwise stated, all other financial data appearing in this prospectus are expressed in United States dollars. On June 23, 2005, the Noon Buying Rate was US $1.00 to CDN $1.2311.

Our fiscal year ends on October 31 of each year. Where this prospectus refers to a particular year, this means the fiscal year unless otherwise indicated.

INCORPORATION BY REFERENCE

The SEC allows us to incorporate by reference documents we file with the SEC, which means that we can disclose information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the following documents:

(i)            our Annual Report on Form 20-F for the fiscal year ended October 31, 2004, as amended by our Annual Report on Form 20-F/A for the fiscal year ended October 31, 2004, filed with the SEC on June 22, 2005; and

(ii)        our Report on Form 6-K dated February 25, 2005 (filed with the SEC on March 1, 2005), our Report on Form 6-K dated March 1, 2005 (filed with the SEC on March 1, 2005), our Report on Form 6-K dated March 22, 2005 (filed with the SEC on March 23, 2005), our Report on Form 6-K dated March 31, 2005 (filed with the SEC on April 1, 2005), our Report on Form 6-K dated May 18, 2005 (filed with the SEC on May 19, 2005) and our Report on Form 6-K dated May 25, 2005 (filed with the SEC on May 25, 2005).

All annual reports we file with the SEC pursuant to the Exchange Act on Form 20-F after the date of this prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference into this prospectus and to be part hereof from the date of filing of such documents. We may incorporate by reference any Form 6-K subsequently submitted to the SEC by identifying in such Form that it is being incorporated by reference into this prospectus. Any statement made in this prospectus, a prospectus supplement or a document incorporated by reference in this prospectus or a prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus and any applicable prospectus supplement to the extent that a statement contained in an amendment to the registration statement, any subsequent prospectus supplement or in any other subsequently filed document incorporated by reference herein or therein adds, updates or changes that statement. Any statement so affected will not be deemed, except as so affected, to constitute a part of this prospectus or any applicable prospectus supplement.

We shall undertake to provide without charge to each person to whom a copy of this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents, unless such exhibits are specifically incorporated by reference to such documents. Requests for such copies should be directed to Micromem Technologies Inc., 777 Bay Street, Suite 1910 Toronto, Ontario M5G 2E4, Canada, Attention: Nina George, telephone (416) 364-6513.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. This prospectus is an offer to sell or to buy only the securities referred to in this prospectus, and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or any prospectus supplement is current only as of the date on the front page of those documents. Also, you should not assume that there has been no change in our affairs since the date of this prospectus or any applicable prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We file and submit reports, including annual reports on Form 20-F, and other information with the Securities and Exchange Commission pursuant to the rules and regulations of the SEC that apply to foreign private issuers. You may read and copy any materials filed with the SEC at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20459. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement of which this prospectus is a part, and other public filings with the SEC, are also available on the website maintained by the SEC at http://www.sec.gov.

ENFORCEABILITY OF CIVIL LIABILITIES

Micromem is incorporated under the laws of the Province of Ontario. Additionally, a number of our directors and executive officers are non-residents of the U.S., and all or a substantial portion of the assets of such persons are located outside the U.S. As a result, should any investor commence an action in the U.S. against Micromem or its directors or executive officers, Micromem or its directors or officers, as the case may be, may be able to insist that any action against them take place in the jurisdiction of the Province of Ontario. In addition, if an investor were to obtain a U.S. judgment against Micromem or its directors or executive officers, there is doubt as to the enforceability of such U.S. judgment in Canada.

USE OF PROCEEDS

All of the common shares offered by this prospectus are being offered by the selling shareholders listed in the table commencing on page 25. Although we will receive proceeds from any exercise of outstanding warrants, we will not receive any proceeds from sales of common shares by the selling shareholders. We will pay all of the expenses of the offering, including the expenses of the selling shareholders, other than any underwriters’ discounts and commissions and any fees and disbursements of counsel to the selling shareholders. We expect that the selling shareholders will sell their common shares as described under “Plan of Distribution.”

DETERMINATION OF OFFERING PRICE

The selling shareholders may offer and sell our common shares on the Over-the-Counter Bulletin Board at prevailing market prices. The selling shareholders may also offer and sell the common shares in privately negotiated transactions at prices other than the market price.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth, on a Canadian GAAP basis, our capitalization and indebtedness, as of April 30, 2005. This table should be read in conjunction with our consolidated financial statements for the three years ended October 31, 2004, 2003 and 2002 set forth in our Annual Report on Form 20-F for the year ended October 31, 2004.

SHARE CAPITAL	Number of shares	US$
Authorized
Preference Shares	2,000,000 special preference shares, redeemable, voting
Common Shares	Unlimited number of common shares without par value
Issued and Outstanding
Preference Shares	nil
Common shares	62,212,021
SHAREHOLDERS’ EQUITY
Common Shares		33,657,787
Contributed surplus		18,620,573
Deficit		(51,412,297)
Total Capitalization		866,063

The above table does not reflect $456,006 of accounts payable and accrued liabilities.

PRICE HISTORY

The following table sets forth the range of high and low closing sale prices for our common shares for the periods indicated, as reported by the Over-the-Counter Bulletin Board. These prices do not include retail mark-ups, markdowns, or commissions. The table below sets forth the high and low sales prices for Common Shares in U.S. Dollars as reported for the periods specified. Our common shares are traded in the United States and are quoted on the Over-the-Counter Bulletin Board under the symbol MMTIF.OB. The common shares are not quoted or listed in Canada.

	US$ High	US$ Low
Fiscal Year Ended
October 31, 2000	25.13	1.69
October 31, 2001	5.28	1.28
October 31, 2002	1.77	0.05
October 31, 2003	0.31	0.05
October 31, 2004	1.17	0.15
Fiscal Year Ended October 31, 2003
First Quarter	0.14	0.08
Second Quarter	0.31	0.09
Third Quarter	0.26	0.07
Fourth Quarter	0.23	0.08
Fiscal Year Ended October 31, 2004
First Quarter	0.56	0.15
Second Quarter	0.39	0.22
Third Quarter	1.17	0.21
Fourth Quarter	0.99	0.54
Quarter Ended January 31, 2005	1.15	0.60
Quarter Ended April 30, 2005	1.01	0.66
Quarter Ended July 31, 2005 (through June 23, 2005)	0.85	0.55
December 2004	0.82	0.68
January 2005	1.03	0.79
February 2005	1.01	0.83
March 2005	0.82	0.76
April 2005	0.97	0.66
May 2005	0.80	0.57

On June 23, 2005, the closing price of a common share as reported on the Over-the-Counter Bulletin Board was US$0.70 per share.

SHARE CAPITAL

The authorized capital of Micromem consists of an unlimited number of common shares, no par value each, of which 58,063,467 common shares were issued and outstanding as of October 31, 2004, and 2,000,000 special, redeemable, voting preference shares (special shares), none of which were outstanding, as of October 31, 2004. The number of special shares that may be issued and outstanding at any time is limited to 500,000.

On June 23, 2005, 62,212,021 common shares were issued and outstanding and no special shares were issued and outstanding. All of our issued common shares were fully paid on those dates.

All of our outstanding common shares and preference shares were issued pursuant to the due authorization of our Board of Directors. Neither the Company nor any of its subsidiaries holds common shares or special shares.

Convertible Securities

Micromem has adopted a stock option plan pursuant to which options are offered to directors, executive officers and employees to purchase common shares at an exercise price equal to or above the market price for the common shares at the date that the options are granted. Since January 31, 2005, the date of our most recent interim financial statements, the following options were exercised: (i) 20,000 options were exercised by a consultant to the Company at an exercise price of $0.68 per share, resulting in proceeds of $13,600 to the Company and (ii) 1,800,000 options were exercised by Joseph Fuda, our President and CEO, at an exercise price of $0.30 per share, resulting in proceeds of $540,000 to the Company. Since January 31, 2005 we have awarded 300,000 options to Steven Van Fleet, a director of the Company, 400,000 options to Dan Amadori, our Chief Financial Officer, and 1,800,000 options to Joseph Fuda, our President and Chief Executive Officer, all at an exercise price of $0.72 per share. Accordingly, as of June 23, 2005 an aggregate of 8,350,000 options to purchase common shares issued under the stock option plan were outstanding. Of these options 5,350,000 are exercisable at $0.30 per share, 100,000 options are exercisable at $0.68 per share, 2,500,000 are exercisable at $0.72 per share, 300,000 are exercisable at $0.80 per share and 100,000 are exercisable at $0.91 per share. All of these options are fully vested.

As of June 23, 2005 there were 2,342,334 common shares issuable upon the exercise of outstanding Series A Warrants and 1,425,000 common shares issuable upon the exercise of outstanding Series B Warrants.

Changes in Share Capital—Fiscal Year Ended October 31, 2004 and subsequent periods

In August 2004 two Canadian private investors exercised 2,031,250 Series A Warrants resulting in the issuance of 2,031,250 common shares and 2,031,250 Series B Warrants. We received proceeds of $162,500 from such warrant exercises. In February 2005 the investors exercised 1,406,250 of their Series B Warrants resulting in the issuance of 1,406,250 common shares. We received proceeds of $112,500 from such warrant exercises. The remaining 625,000 Series B Warrants that are currently outstanding will expire in August 2005. We completed private placements of Units to these investors in August 2003 at a purchase price of US$0.08 per Unit. We received an aggregate of $162,500 in gross proceeds from the sale of 2,031,250 Units to such investors. Each Unit consisted of one common share and one Series A Warrant. Each Series A Warrant entitled the holder to purchase one common share and one Series B Warrant at an exercise price of $0.08. Each Series B Warrant entitled the holder to purchase one additional common share at an exercise price of $0.08 per share.

In October 2004 two Canadian private investors exercised 200,000 Series A Warrants resulting in the issuance of 200,000 common shares and 200,000 Series B Warrants. We received proceeds of $22,000 from such warrant exercises. In November 2004 and February 2005 the investors exercised the balance of their Series A and B Warrants, resulting in the issuance of 400,000 common shares. We received proceeds of $44,000 from such warrant exercises. We completed private placements of Units to these investors in December 2003 at a purchase price of US$0.11 per Unit. We received an aggregate of $33,000 in gross proceeds from the sale of 300,000 Units to such investors. Each Unit consisted of one common share and one Series A Warrant. Each Series A Warrant entitled the holder to purchase one common share and one Series B Warrant at an exercise price of $0.11. Each Series B Warrant entitled the holder to purchase one additional common share at an exercise price of $0.11.

In June 2004 one Canadian private investor exercised 500,000 Series A Warrants, resulting in the issuance of 500,000 common shares and 500,000 Series B Warrants. We realized proceeds of $40,000 from such warrant exercise. Each Series B Warrant entitled the holder to purchase one additional common share at an exercise price of $0.08 per share. In September 2004 the investor exercised the Series B Warrants, resulting in the issuance of 500,000 common shares. We received proceeds of $40,000 from such warrant exercise. We completed a private placement of Units to this investor in December 2003 at a purchase price of US$.08 per Unit. We received $40,000 in gross proceeds from the sale of 500,000 Units. Each Unit consisted of one common share and one Series A Warrant. Each Series A Warrant entitled the holder to purchase one common share and one Series B Warrant at an exercise price of $0.08.

In December 2004 we completed a private placement of Units to several U.S. investors at a purchase price of US$0.60 per Unit. We received $617,000 in gross proceeds from the sale of 1,028,344 Units. Each Unit consisted of one common share and one Series A Warrant. Each Series A Warrant entitles the holder to purchase one common share and one Series B warrant at an exercise price of $0.60. All of the 1,028,344 Series A Warrants are currently exercisable and terminate 12 months from the date of issuance. Each Series B Warrant entitles the holder to purchase one additional common share at an exercise price of $0.60 per share and terminates 24 months from the date of issue.

In February 2005 we completed a private placement of Units to one Canadian investor at a purchase price of US$0.75 per Unit. We received $10,500 in gross proceeds for the sale of 14,000 Units. Each Unit consisted of one common share and one Series A Warrant. Each Series A Warrant entitles the investor to purchase one common share and one Series B Warrant at an exercise price of $0.75. All of the 14,000 Series A Warrants are currently exercisable and terminate 12 months from the date of issuance. Each Series B Warrant entitles the holder to purchase one additional common share at an exercise price of $0.75 and terminates 12 months from the date of issuance.

In February 2005, we arranged a private placement of units to several investors at a purchase price of US$0.65 per Unit. We received $845,000 in gross proceeds for the sale of 1,300,000 Units. Each Unit consists of one common share and one Series A Warrant. Each Series A Warrant entitles the holder to purchase one common share and one Series B Warrant at an exercise price of $0.65. All of the 1,300,000 Series A Warrants are currently exercisable and terminate 12 months from the date of issuance. Each Series B Warrant entitles the holder to purchase one additional common share at an exercise price of $0.65 and terminates 12 months from the date of issuance.

In June 2005 we issued 800,000 Series B Warrants to certain parties in consideration of ongoing services. Each such Series B Warrant entitles the holder to purchase one common share at an exercise price of $0.70 and terminates 18 months from the date of issuance.

During the fiscal year ended October 31, 2004, 5,300,000 common shares were issued in respect of the exercise of outstanding options. We realized proceeds of $530,000 on the exercise of these options.

Changes in Share Capital—Fiscal Year Ended October 31, 2003

In August 2003 we completed private placements of Units to two Canadian private investors at a purchase price of US$0.08 per Unit. We received an aggregate of $162,500 in gross proceeds from the sale of 2,031,250 Units to such investors. Each Unit consisted of one common share and one Series A Warrant. Each Series A Warrant entitled the holder to purchase one common share and one Series B Warrant at an exercise price of $0.08.

In December 2003 we completed private placements of Units to two Canadian private investors at a purchase price of US$0.11 per Unit. We received an aggregate of $33,000 in gross proceeds from the sale of 300,000 Units to such investors. Each Unit consisted of one common share and one Series A Warrant. Each Series A Warrant entitled the holder to purchase one common share and one Series B Warrant at an exercise price of $0.11. Each Series B Warrant entitled the holder to purchase one additional common share at an exercise price of $0.11.

We completed a private placement of Units to one Canadian private investor in December 2003 at a purchase price of US$.08 per Unit. We received $40,000 in gross proceeds from the sale of 500,000 Units. Each Unit consisted of one common share and one Series A Warrant. Each Series A Warrant entitled the holder to purchase one common share and one Series B Warrant at an exercise price of $0.08.

Changes in Share Capital—2002

On March 26, 2002 we issued 765,588 common shares to our Chairman pursuant to the terms of an employment agreement. We did not receive any proceeds from the issuance of these shares.

For more information on our share capital, options and warrants please see our consolidated financial statements for the three years ended October 31, 2004 beginning on page F-1 of our Annual Report on Form 20-F for the year ended October 31, 2004, and our unaudited interim consolidated financial statements as at January 31, 2005 and for the three months then ended, furnished to the SEC under cover of a Report on Form 6-K dated March 31, 2005.

SELLING SHAREHOLDERS

The selling shareholders are offering up to 7,827,002 common shares in connection with this Offering. The following table sets forth certain information provided to us by the selling shareholders regarding the common shares beneficially owned by such selling shareholders. To our knowledge, each of the selling shareholders has sole investment power and sole voting power, except where joint ownership is indicated.

COMMON SHARES

	Beneficially Owned Before Offering		Beneficially Owned After Offering
Selling Shareholder	Number(1)	Number to be Sold(2)	Number	Percent*
Eliza Ayzenberg(3)	21,000	21,000	0	0
10 Torresdale Avenue
Toronto ON M2R 3V8
Canada
Dennis Bleifuss(4)	21,000	21,000	0	0
75 Emmett
Toronto, ON M6M 5A7
Canada
Pamela Calabrese(5)	100,000	85,000	15,000	**
c/o Corinthian Holdings LLC
10 East 53rd Street, 22nd Floor
New York, New York 10022
Richard Calabrese(6)	350,000	200,000	150,000	**
c/o Corinthian Holdings LLC
10 East 53rd Street, 22nd Floor
New York, New York 10022
Lawrence Cushman(7)	380,000	300,000	80,000	**
2901 Fifth Avenue
San Diego, CA 92103
Paul M. Egeland(8)	180,000	150,000	30,000	**
8633 Harrison Circle
Bloomington, MN 55437
Steven B. Kase MD(9)	150,000	150,000	0	0
75 South Broadway, Ste 350
White Plains, New York 10601
OCRA Holding Corporation(10)	3,000,000	3,000,000	0	0
P.O. Box 5794
Corso Elvezia 4
6901 Lugano, Switzerland
Oliver Nepomuceno(11)	1,900,000	900,000	1,000,000	1.6%
Via Quadrela 10-a
6944 Cureglia Switzerland

Robert and Nana Sullivan Family
Trust dtd 12/30/97(12)	900,000	300,000	600,000	**
5920 Chambery Circle
Reno, Nevada 89511
Michael L. Thorrez(13)	515,001	500,001	15,000	**
5000 W. Michigan Ave.
Jackson, MI 49201
VBS, Partnership(14)	200,000	150,000	50,000	**
Attn: Peter Ver Halen
445 Tigertail Road
Los Angeles, CA 90049
Scott A. Ziegler(15)	2,278,050	1,500,000	778,050	1.3%
c/o Ziegler, Ziegler & Assoc. LLP
570 Lexington Avenue
New York, New York 10022
Ziegler & Ziegler Profit Sharing Plan(16)	275,001	275,001	0	0
c/o Ziegler, Ziegler & Assoc. LLP
570 Lexington Avenue
New York, New York 10022
Corinthian Holdings LLC(17)	150,000	150,000	0	0
10 East 53rd Street, 22nd Floor
New York, New York 10022
Mitchell Manoff(18)	75,000	75,000	0	0
c/o Corinthian Holdings LLC
10 East 53rd Street, 22nd Floor
New York, New York 10022
George Boychuk(19)	50,000	50,000	0	0
c/o Ziegler, Ziegler & Assoc. LLP
570 Lexington Avenue
New York, New York 10022

      *       Percentages are based on 62,212,021 common shares that were issued and outstanding as of June 23, 2005 and do not take into account common shares issuable upon exercise of warrants.

   **       Less than one percent.

  (1)       This number assumes that all of the warrants available to each of the selling shareholders has been or will be exercised. The number of common shares being offered consists of 2,342,334 common shares, 3,142,334 common shares issuable upon exercise of warrants that are immediately exercisable, and 2,342,334 common shares issuable on exercise of warrants that will be issued and become exercisable upon the exercise of currently outstanding warrants.

  (2)       We do not know when or in what amounts the selling shareholders may offer for sale the common shares pursuant to this offering. The selling shareholders may choose not to sell any of the shares offered by this prospectus. Because the selling shareholders may offer all or some of the common shares pursuant to this offering, and because there are currently no agreements, arrangements or undertakings with respect to the sale of any of the common shares, we cannot estimate the number of common shares that the selling shareholders will hold after completion of the offering. For purposes of this table, we have assumed that the selling shareholders will have sold all of the common shares covered by this prospectus upon the completion of the offering but none of any of their other holdings in our company.

  (3)       The number of common shares being offered consists of (i) 7,000 common shares, (ii) 7,000 common shares issuable upon exercise of Class A warrants that are immediately exercisable for U.S.$0.75 per share and (iii) 7,000 common shares issuable upon exercise of Class B warrants issuable upon exercise of the Class A warrants at U.S.$0.75 per common share.

  (4)       The number of common shares being offered consists of (i) 7,000 common shares, (ii) 7,000 common shares issuable upon exercise of Class A warrants that are immediately exercisable for U.S.$0.75 per share and (iii) 7,000 common shares issuable upon exercise of Class B warrants issuable upon exercise of the Class A warrants at U.S.$0.75 per common share.

  (5)       The number of common shares being offered consists of (i) 20,000 common shares, (ii) 20,000 common shares issuable upon exercise of Class A warrants that are immediately exercisable for U.S.$0.60 per share, (iii) 20,000 common shares issuable upon exercise of Class B warrants issuable upon exercise of the Class A warrants at U.S.$0.60 per common share and (iv) 25,000 common shares issuable upon exercise of Class B warrants that are immediately exercisable for U.S.$0.70 per share.

  (6)       The number of common shares being offered consists of (i) 50,000 common shares, (ii) 50,000 common shares issuable upon exercise of Class A warrants that are immediately exercisable for U.S.$0.60 per share, (iii) 50,000 common shares issuable upon exercise of Class B warrants issuable upon exercise of the Class A warrants at U.S.$0.60 per common share and (iv) 50,000 common shares issuable upon exercise of Class B warrants that are immediately exercisable for U.S.$0.70 per share.

  (7)       The number of common shares being offered consists of (i) 100,000 common shares, (ii) 100,000 common shares issuable upon exercise of Class A warrants that are immediately exercisable for U.S.$0.60 per share and (iii) 100,000 common shares issuable upon exercise of Class B warrants issuable upon exercise of the Class A warrants at U.S.$0.60 per common share.

  (8)       The number of common shares being offered consists of (i) 50,000 common shares, (ii) 50,000 common shares issuable upon exercise of Class A warrants that are immediately exercisable for U.S.$0.60 per share and (iii) 50,000 common shares issuable upon exercise of Class B warrants issuable upon exercise of the Class A warrants at U.S.$0.60 per common share.

  (9)       The number of common shares being offered consists of (i) 50,000 common shares, (ii) 50,000 common shares issuable upon exercise of Class A warrants that are immediately exercisable for U.S.$0.60 per share and (iii) 50,000 common shares issuable upon exercise of Class B warrants issuable upon exercise of the Class A warrants at U.S.$0.60 per common share.

(10)       The number of common shares being offered consists of (i) 1,000,000 common shares, (ii) 1,000,000 common shares issuable upon exercise of Class A warrants that are immediately exercisable for U.S.$0.65 per share and (iii) 1,000,000 common shares issuable upon exercise of Class B warrants issuable upon exercise of the Class A warrants at U.S.$0.65 per common share. OCRA Holding Corporation is owned and controlled by Oliver Nepomuceno. The ownership held in the name of Oliver Nepomuceno is referred to separately in this table.

(11)       The number of common shares being offered consists of (i) 300,000 common shares, (ii) 300,000 common shares issuable upon exercise of Class A warrants that are immediately exercisable for U.S.$0.65 per share and (iii) 300,000 common shares issuable upon exercise of Class B warrants issuable upon exercise of the Class A warrants at U.S.$0.65 per common share. Does not include the number of common shares offered hereby by OCRA Holding Corporation, an entity owned and controlled by Mr. Nepomuceno.

(12)       The number of common shares being offered consists of (i) 100,000 common shares, (ii) 100,000 common shares issuable upon exercise of Class A warrants that are immediately exercisable for U.S.$0.60 per share and (iii) 100,000 common shares issuable upon exercise of Class B warrants issuable upon exercise of the Class A warrants at U.S.$0.60 per common share.

(13)       The number of common shares being offered consists of (i) 166,667 common shares, (ii) 166,667 common shares issuable upon exercise of Class A warrants that are immediately exercisable for U.S.$0.60 per share and (iii) 166,667 common shares issuable upon exercise of Class B warrants issuable upon exercise of the Class A warrants at U.S.$0.60 per common share.

(14)       The number of common shares being offered consists of (i) 50,000 common shares, (ii) 50,000 common shares issuable upon exercise of Class A warrants that are immediately exercisable for U.S.$0.60 per share and (iii) 50,000 common shares issuable upon exercise of Class B warrants issuable upon exercise of the Class A warrants at U.S.$0.60 per common share.

(15)       The number of common shares being offered consists of (i) 350,000 common shares, (ii) 350,000 common shares issuable upon exercise of Class A warrants that are immediately exercisable for U.S.$0.60 per share, (iii) 350,000 common shares issuable upon exercise of Class B warrants issuable upon exercise of the Class A warrants at U.S.$0.60 per common share and (iv) 450,000 common shares issuable upon exercise of Class B warrants that are immediately exercisable for U.S.$0.70 per share. Does not include the number of common shares offered hereby by Ziegler & Ziegler Profit Sharing Plan, for which Mr. Ziegler is the beneficiary. Mr. Ziegler is the principal of Ziegler, Ziegler & Associates LLP, our counsel in connection with this offering.

(16)       The number of common shares being offered consists of (i) 91,667 common shares, (ii) 91,667 common shares issuable upon exercise of Class A warrants that are immediately exercisable for U.S.$0.60 per share and (iii) 91,667 common shares issuable upon exercise of Class B warrants issuable upon exercise of the Class A warrants at U.S.$0.60 per common share. Scott A. Ziegler is the beneficiary of the Ziegler & Ziegler Profit Sharing Plan. Does not include the number of common shares offered by Scott A. Ziegler.

(17)       The number of common shares being offered consists of 150,000 common shares issuable upon exercise of Class B warrants that are immediately exercisable for U.S.$0.70 per share.

(18)       The number of common shares being offered consists of 75,000 common shares issuable upon exercise of Class B warrants that are immediately exercisable for U.S.$0.70 per share.

(19)       The number of common shares being offered consists of 50,000 common shares issuable upon exercise of Class B warrants that are immediately exercisable for U.S.$0.70 per share. Mr. Boychuk is a partner of Ziegler, Ziegler & Associates LLP, our counsel in connection with this offering.

None of the selling shareholders holds or has held within the past three years any position or office with us. To our knowledge, none of the selling shareholders has or has had within the past three years any material relationships with us.

PLAN OF DISTRIBUTION

We are registering the common shares on behalf of the selling shareholders. We will bear all costs, expenses and fees in connection with the registration of the common shares offered by this prospectus. The selling shareholders will bear brokerage commissions and similar selling expenses, if any, attributable to the sale of common shares, as well as any fees and disbursements of counsel to the selling shareholders.

The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling shares of common stock or interests in shares of common stock received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their common shares or interests in common shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

•       ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•       block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•       purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•       an exchange distribution in accordance with the rules of the applicable exchange;

•       privately negotiated transactions;

•       short sales;

•       through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•       broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•       a combination of any such methods of sale; and

•       any other method permitted pursuant to applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell such shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the common shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The selling shareholders may also sell our common shares short and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the common shares offered by them will be the purchase price of the common shares less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the common shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144(k) of the Securities Act.

RECENT DEVELOPMENTS

The following summarizes recent material events relating to our business, including material changes in our affairs that have occurred since October 31, 2004, the end of the most recent fiscal year for which audited financial statements are included in the registration statement of which this prospectus is a part.

This discussion should be read in conjunction with the other information included in this prospectus, including “Risk Factors” beginning on page 5. You should also refer to the information contained in the documents incorporated herein by reference, including our Annual Report on Form 20-F for the year ended October 31, 2004 and the audited financial statements contained therein.

On January 31, 2005 we filed a broad based provisional patent application in the United States relating to our MRAM technology. The patent application covers innovations made by the Company in collaboration with Professor Harry Ruda of the University of Toronto and his research team. This filing encompasses compositions of matter as well as methods of making an MRAM device. The University and/or Dr. Ruda have ownership rights to the technology. We have the right to obtain an exclusive, world-wide perpetual sub-license to use such technology, subject to the payment of royalties on future sales and other fees. See “Risk Factors—We will be dependent on contractual rights to use certain technologies that are material to our business.”

Early in 2005 we achieved a significant developmental milestone. For the past two and half years, research and development has been ongoing in collaboration with the University of Toronto in the laboratories of professor Harry Ruda. This R&D effort has been centered on the reduction to practice, or prototyping, of our proprietary design of an MRAM device. Our design serves as a blueprint upon which the current development work has been built, and we own a majority interest in the patent rights covering this design. Our research team was successful in prototyping a 1-bit device based on these patents, and was able to demonstrate that the device produced a response when an input signal was transmitted to it. This device is now being optimized at the University and we expect that it will be scaled up to a 128 bit device during the 2005 calendar year. For a discussion of patent rights arising from this collaborative work, see “Prospectus Summary—Patents and Trademarks.”

As a result of recent discussions with potential joint development partners, we have decided to increase our planned 96- bit array to a 128-bit development effort. The original RFID tag envisioned in 2000 by the MIT Auto ID Group (the chartering/standards body for the Electronic Product Code (EPC)) was a read-only chip with 64 bits. This formed what has come to be known as a Class 0 RFID tag. With Alien Technology’s release of an RFID tag with read-write capability in early 2001, the base memory requirement of a Class 1 RFID tag changed to 96 bits. This increase in memory was driven by market requirements to be able to write more supply chain information to the RFID tag. Both classes of RFID tags continue to coexist in the market today. Most RFID vendors, when they design their RFID chips, include 1 or 2 pages of memory. A standard page of memory used in RFID chips is 128 bits. In late 2004 the EPC Global committee, which has taken over responsibility of RFID governing standards from the MIT Auto ID Group, established a GEN 2 standard for RFID chip interoperability. The standard includes a RFID chip memory requirement of a minimum of 128 bits. This reflects the growing market requirement for as much memory as possible. We believe there will be continuing pressure to increase RFID memory in the coming years. Supply chain applications, which are projected to represent the greatest volume of RFID chip demand for the next 3-5 years, will require 128 bits. Our decision to increase our development effort to 128 bits positions us to provide memory to the largest market segment of the rapidly growing RFID market.

In March 2005 we retained Steven Van Fleet, a member of our Board of Directors, as Senior RFID Advisor for a six-month term extending from March 1, 2005 through August 31, 2005, subject to the right of either party to terminate without cause. Pursuant to a Services Agreement between us and Mr. Van Fleet, his responsibilities include advising our board of directors and senior management in connection with technology commercialization and application issues, sourcing potential licensees for our technology, and assisting with presentations to and negotiations with prospective licensees. Mr. Van Fleet is entitled to fees of $3,000 per month and reimbursement of expenses during the term of his consultancy. Mr. Van Fleet’s Services Agreement has been approved by our audit committee and all disinterested directors.

In May 2005 our shareholders approved an arrangement pursuant to which Mr. Salvatore Fuda will be entitled to receive compensation for serving as Executive Chairman of the Company. The amount of his compensation will be equal to three percent of the increase in the Company’s market capitalization during each of the 2005 through 2008 calendar years (based on the difference between the market capitalization as of the first day of the applicable year and the market capitalization as of the first day of the following year). Such compensation will be payable 50% in common shares, and 50% in either cash or common shares or a combination thereof, in the discretion of the Company. In any event Mr. Fuda will be entitled to minimum compensation of $150,000 for each applicable year, irrespective of whether there is any increase in the Company’s market capitalization. The maximum number of common shares issuable under this arrangement is 2 million. The Company intends to file a registration statement with respect to the resale of the common shares issued to Mr. Fuda pursuant to this arrangement. The arrangement is subject to negotiation and approval by our board of directors.

OFFERING EXPENSES

We will bear all costs, expenses and fees in connection with the registration of the common shares offered by this prospectus. The selling shareholders will bear brokerage commissions and similar selling expenses, if any, attributable to the sale of common shares, as well as any fees and disbursements of counsel to the selling shareholders.

The following table sets forth the estimated expenses payable by us in connection with the offering described in this registration statement. All amounts are subject to future contingencies other than the SEC registration fee.

$
Securities and Exchange Commission Registration Fee	626
Printing and Engraving Expenses	5,000
Legal Fees and Expenses	75,000
Accounting Fees and Expenses	35,000
Blue Sky Qualification Fees and Expenses	5,000
Miscellaneous	—
Total	115,626

FINANCIAL STATEMENTS

Our Annual Report on Form 20-F for the fiscal year ended October 31, 2004 is incorporated by reference herein. Unaudited financial statements for the three months ended January 31, 2005 are contained in our Form 6-K dated March 31, 2005, which is incorporated by reference herein.

EXPERTS

The consolidated financial statements for the year ended October 31, 2004, which are incorporated by reference herein from our Annual Report on Form 20-F for the year ended October 31, 2004, have been incorporated in reliance on the report of Grant Thornton LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The consolidated financial statements for the years ended October 31, 2003 and October 31, 2002, which are included for comparative purposes in our financial statements for the year ended October 31, 2004, are incorporated by reference herein in reliance on the report of Ernst & Young LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain matters in connection with the common shares offered hereby, only as to the laws of Ontario and the federal laws of Canada applicable therein, are being passed upon for us by Chitiz Pathak LLP, our Canadian legal advisors. We are being represented as to matters of U.S. law by Ziegler, Ziegler & Associates LLP, NewYork, New York, U.S. counsel to the Company. Scott A. Ziegler, a partner of Ziegler, Ziegler & Associates LLP, is one of the selling shareholders named herein and may offer up to 1,500,000 common shares for sale pursuant to this prospectus. George Boychuk, also a partner of Ziegler, Ziegler & Associates LLP, is one of the selling shareholders named herein and may offer up to 50,000 common shares for sale pursuant to this prospectus.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

As described in the registration statement of which this prospectus forms a part, our Articles of Incorporation and certain provisions of Canadian law contain provisions relating to the ability of our officers and directors to be indemnified by us for costs, charges, expenses, losses and other liabilities which are sustained or incurred in the performance of the officer’s or director’s duties for us. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the charter provision, by-law, contract, arrangements, statute or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.                        Indemnification of Directors and Officers

Except as hereinafter set forth, there is no provision of the Company’s Articles of Incorporation or By-laws, or any contract, arrangement or statute under which any director or officer of the Company is insured or indemnified in any manner against liability which he may incur in his capacity as such.

Our by-laws provide that the Company shall indemnify its directors and officers, its former directors or officers, or a person who acts or acted at the Company’s request as a director or officer of a corporate entity of which the Company is or was a shareholder or creditor, and each such person’s heirs and legal representatives, against all costs, charges and expense, including any amount paid to settle an action or satisfy a judgment, reasonably incurred by such person in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Company or other corporate entity. The Company may also indemnify such persons, with the approval of the court in respect of an action by or on behalf of the Company or other corporate entity to procure a judgment in its favor to which any such person is made a party by reason of being or having been a director or officer of the Company or such corporate entity, against all costs, charges and expenses reasonably incurred by him in connection with such action, if, he acted honestly and in good faith with a view to the best interests of the Company; and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, any such person may be indemnified if he had reasonable grounds for believing that his conduct was lawful.

Additionally, the Business Corporations Act (Ontario) (the statute under which we were incorporated and we are subsisting), provides that:

(1)   A corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation’s request as a director or officer of a body corporate of which the corporation is or was a shareholder or creditor, and his or her heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him or her in respect of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of such corporation or body corporate, if, (a) he or she acted honestly and in good faith with a view to the best interests of the corporation; and (b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

(2)   A corporation may, with the approval of the court, indemnify a person referred to in clause (1) in respect of an action by or on behalf of the corporation or body corporate to procure a judgment in its favour, to which the person is made a party by reason of being or having been a director or an officer of the corporation or body corporate, against all costs, charges and expenses reasonably incurred by the person in connection with such action if he or she fulfils the conditions set out in clauses (1) (a) and (b).

(3)   A person referred to in clause (1) is entitled to indemnity from the corporation in respect of all costs, charges and expenses reasonably incurred by the person in connection with the defence of any civil, criminal or administrative action or proceeding to which he or she is made a party by reason of being or having been a director or officer of the corporation or body corporate, if the person seeking indemnity, (a) was substantially successful on the merits in his or her defence of the action or proceeding; and (b) fulfils the conditions set out in clauses (1) (a) and (b).

(4)   A corporation may purchase and maintain insurance for the benefit of any person referred to in clause (1) against any liability incurred by the person, (a) in his or her capacity as a director or officer of the corporation, except where the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the corporation; or (b) in his or her capacity as a director or officer of another body corporate where the person acts or acted in that capacity at the corporation’s request, except where the liability relates to the person’s failure to act honestly and in good faith with a view to the best interests of the body corporate.

(5)   A corporation or a person referred to in clause (1) may apply to the court for an order approving an indemnity under this section and the court may so order and make any further order it thinks fit.

(6)   Upon an application under clause (5), the court may order notice to be given to any interested person and such person is entitled to appear and be heard in person or by counsel.

The Company may purchase and maintain insurance for the benefit of the directors or officers of the Company, former directors or officers of the Company or persons who act or acted at the Company’s request as a director or officer of a corporate entity of which the Company is or was a shareholder or creditor, and each such person’s heirs and legal representatives, against any liability incurred by him, in his capacity as a director or officer of the Company, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the Company; or in his capacity as a director or officer of another corporate entity where he acts or acted in that capacity at the Company’s request, except where the liability relates to his failure to act honestly and in good faith with a view to the best interests of the body corporate. The Company currently maintains Directors and Officers Liability insurance coverage consistent with applicable law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the charter provision, by-law, contract, arrangements, statute or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act will be governed by the final adjudication of such issue.

Item 9.                        Exhibits

4.1	Articles of Incorporation of the Company and amendments thereto in effect as of January 11, 2000(1)
4.2	Articles of Amendment, dated as of October 17, 2001, to the Company’s Articles of Incorporation(2)
4.3	Articles of Amendment, dated as of June 24, 2002, to the Company’s Articles of Incorporation(2)
4.4	By-Laws of the Company in effect as of January 11, 2002(1)
4.5	Amendment to the By-Laws of the Company(2)
4.6

Form of Subscription Agreement by and among the Company and the Purchasers named therein* (the Company entered into 14 separate Subscription Agreements all substantially similar in form and content to this form of Subscription Agreement.)

4.7	Registration Rights Agreement between the Company and the Investors named therein.*

4.8	Form of Series A Warrant Agreement* (the Company entered into 14 separate Series A Warrant Agreements, all substantially similar in form and content to this form of Warrant Agreement).*
4.9	Form of Series B Warrant Agreement* (the Company entered into 20 separate Series B Warrant Agreements, all substantially similar in form and content to this form of Warrant Agreement.)
5.1	Opinion of Chitiz Pathak LLP, counsel to the Company, as to the validity of the common shares*
23.1	Consent of Grant Thornton LLP*
23.2	Consent of Ernst & Young LLP*
23.4	Consent of Chitiz Pathak LLP (included in Exhibit 5.1)*

*                    Filed herewith

(1)   Incorporated herein by reference to certain exhibits to the Company’s Registration Statement on Form 20-F/A, filed with the Securities and Exchange Commission on January 11, 2000.

(2)          Incorporated herein by reference to certain exhibits to the Company’s Annual Report on Form 20-F for the year ended October 31, 2002.

Item 10.                 Undertakings

The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)   If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by ss.210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Not withstanding the foregoing, with respect to registration statements on Form F-3 (ss.239.33 of this chapter), a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or ss.210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby further undertakes that:

(1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)   For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Canada, on June 24, 2005.

MICROMEM TECHNOLOGIES INC.
By:	/s/ JOSEPH FUDA
Name:	Joseph Fuda
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

/s/ JOSEPH FUDA
Name:	Joseph Fuda
Title:	President, Chief Executive Officer and Director
Date:	June 24, 2005
/s/ DAN AMADORI
Name:	Dan Amadori
Title:	Chief Financial Officer (principal financial and accounting officer)
Date:	June 24, 2005
/s/ SALVATORE FUDA
Name:	Salvatore Fuda
Title:	Chairman of the Board of Directors
Date:	June 24, 2005
/s/ MANOJ PUNDIT
Name:	Manoj Pundit
Title:	Executive Vice-President, General Counsel, Secretary and Director
Date:	June 24, 2005
/s/ ANDREW BRANDT
Name:	Andrew Brandt
Title:	Director
Date:	June 24, 2005

/s/ STEPHEN FLEMING
Name:	Stephen Fleming
Title:	Director
Date:	June 24, 2005
/s/ CHARLES HARNICK
Name:	Charles Harnick
Title:	Director
Date:	June 24, 2005
/s/ GEORGE KENNEDY
Name:	George Kennedy
Title:	Director
Date:	June 24, 2005
/s/ DAVID SHARPLESS
Name:	David Sharpless
Title:	Director
Date:	June 24, 2005
/s/ STEVEN VAN FLEET
Name:	Steven Van Fleet
Title:	Director
Date:	June 24, 2005
/s/ SCOTT A. ZIEGLER
Name:	Scott A. Ziegler
Title:	Authorized Representative in the United States
Date:	June 24, 2005